Exhibit 2.2

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement, dated April 3, 2024 (this “Agreement”), is entered into by and among Nuburu, Inc., a Delaware corporation (the “Company”), and the investors listed on Schedule I hereto (each an “Investor” and, collectively, the “Investors”).

AGREEMENT

In consideration of the representations, warranties, and conditions set forth below, the Company and the Investors agree as follows:

1. Purchase and Sale of Securities.

(a) Purchase Price. Subject to all of the terms and conditions hereof, the Company agrees to issue and sell to the Investors, and the Investors agrees to purchase from the Company, newly issued shares of common stock of the Company (the “Purchased Shares”) for an aggregate purchase price of US$3,000,000.00 (the “Purchase Price.”). The Purchase Price per share will be $0.125 per share (being the lowest closing price of the Company’s Common Stock during the 60 trading days prior to the date of this Agreement).

(b) Payment of Purchase Price. The Purchase Price shall be paid by the Investors to the Company by wire transfer of immediately available funds to an account designated by the Company and the Purchased Shares shall be issued in electronic form.

(c) Warrant Coverage. The Company shall issue to the Investors warrants to acquire additional shares of Common Stock in an amount equal to the number of Purchased Shares substantially on the terms set forth in Exhibit A (the “Warrants” and together with the Purchased Shares, the “Securities”).

(d) Closing. The sale and purchase of the Securities will take place (i) at a closing (the “Closing”) to be held on April 3, 2024, or at such place and time as the Company and the Investors may otherwise determine (the “Closing Date”).

2. Representations and Warranties of the Company. The Company represents and warrants to each Investor, as of the date hereof and as of the Closing Date, that:

(a) Due Incorporation. The Company (i) is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware; (ii) has the power and authority to own, lease, and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business, and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the Company.

(b) Authority; Validity. The execution, delivery and performance by the Company of each Transaction Document (defined below) to be executed by the Company and the consummation of the transactions contemplated thereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary actions on the part of the Company. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The shares of Company common stock underlying the Warrant, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than

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restrictions on transfer provided for in the Transaction Documents. The Company will reserve from its duly authorized capital stock the number of shares of common stock for the exercise of the Warrants.

(c) Enforceability. Each Transaction Document executed, or to be executed, by the Company has been, or will be, duly executed and delivered by the Company and constitutes, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Non-Contravention. The execution and delivery by the Company of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate the Company’s certificate of incorporation or bylaws or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other “Person” to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which the Company or any of its subsidiaries is bound; or (iii) result in the creation or imposition of any security interest, mortgage, pledge, lien, claim, charge or other encumbrance (“Lien”) upon any property, asset or revenue of the Company or any of its subsidiaries or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company or any of its subsidiaries, their business or operations, or any of their assets or properties. “Person” as used in this Agreement means any individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or other form of entity not specifically listed in this definition.

(e) Subsidiaries. Each of the Company’s subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is in good standing under such laws and has the power and authority to own, lease and operate its properties and carry on its business as now conducted. None of the Company’s subsidiaries owns or leases property or engages in any activity in any jurisdiction that might require its qualification to do business as a foreign corporation in such jurisdiction and in which the failure to qualify as such would have a material adverse effect on the Company and its subsidiaries, taken as a whole. All of the issued shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.

(f) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby, other than such as have been obtained and remain in full force and effect and other than such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement.

(g) No Violation or Default. The Company and each of its subsidiaries is not in violation of or in default with respect to its certificate of incorporation or bylaws or any material judgment, order, writ, decree, statute, rule or regulation applicable to such Person.

(h) Litigation. No actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries at law or in equity in any court or before any other governmental authority that if adversely determined (i) would (alone or in the aggregate) result in a material liability or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by the Company of the Transaction Documents or the transactions contemplated thereby.

(i) Title. The Company and its subsidiaries own and have good and marketable title in fee simple absolute to, or a valid leasehold interest in, all real properties and good title to other assets and properties as reflected in the most recent financial statements of the Company that have been included in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q (the “Financial Statements”) (except those assets and properties disposed of in the ordinary course of business since the dates of such Financial Statements) and all assets and properties acquired by the Company and its subsidiaries since such dates (except those disposed of in the ordinary course of business). Such assets and properties are not subject to any Lien other than (i) Liens for current taxes not yet due and payable, (ii) Liens imposed by law and incurred in the ordinary course of business for obligations not past due, (iii) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, and (iv) Liens, encumbrances and defects in title which do not in any case materially detract from the value of the property subject thereto or have a material adverse effect on the Company and its subsidiaries, taken as a whole, and which have not arisen otherwise than in the ordinary course of business.

(j) Intellectual Property. To their respective knowledge, the Company and the Company’s subsidiaries own or possess or can obtain on commercially reasonable terms sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as proposed to be conducted, the lack of which could reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole. The Company has received an external valuation, or report, from a reputable third party that, in good faith and in accordance with industry standard valuation techniques has assigned an average valuation to the Company’s intellectual property assets of approximately $100 million as of November 2023, and the Company has no knowledge that such report or conclusion is inaccurate, or otherwise has been rescinded or modified in any way.

(k) Financial Statements. The Financial Statements (i) are in accordance with the books and records of the Company and its subsidiaries and have been maintained in accordance with good business practice; (ii) have been prepared in conformity with generally accepted accounting principles (“GAAP”) except with respect to the unaudited Financial Statements, and except for the absence of footnotes and subject to normal year-end adjustments; and (iii) fairly present the consolidated financial position of the Company and its subsidiaries as of the dates presented therein and the results of operations, changes in financial positions or cash flows, as the case may be, for the periods presented therein. The Company and its subsidiaries do not have any contingent obligations, liability for taxes or other outstanding obligations which are material in the aggregate, except as disclosed in the Financial Statements. The Company and its subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.

(l) Equity Securities. The Company’s total authorized and issued capitalization is as set forth in the Company’s public filings with the U.S. Securities and Exchange Commission (the “Commission”). The equity securities (“Equity Securities”) of the Company have the respective rights, preferences and privileges set forth in the Company’s certificate of incorporation or bylaws in effect on the date hereof. All of the outstanding Equity Securities of the Company have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in the Company’s public filings with the Commission (the “SEC Reports”), there are, as of the date of this Agreement, no options, warrants or rights to purchase Equity Securities of the Company authorized, issued or outstanding, and the Company is not obligated in any other manner to issue shares of its Equity Securities. Except as set forth in the SEC Reports, there are no restrictions on the transfer of Equity Securities of the Company, other than those imposed by the Company’s certificate of incorporation or bylaws as of the date hereof, or relevant state and federal securities laws, and except as set forth in the SEC Reports, no holder of any Equity Security of the Company or other Person is entitled to preemptive or similar statutory or contractual rights, either arising pursuant to any agreement or instrument to which the Company is a party or that are otherwise binding upon the Company. The offer and sale of all Equity Securities of the Company issued before the Closing Date complied with or were exempt from registration or qualification under all applicable federal and state securities laws. Except as set forth in the Company’s public filings with the Commission, no Person has the right to demand or other rights to cause the Company to file any registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to any Equity Securities of the Company presently outstanding or that may be subsequently issued, or any right to participate in any such registration statement.

(m) Accuracy of Information Furnished. To the Company’s knowledge, none of the Transaction Documents and none of the other certificates, statements or information furnished to Investors by or on behalf of the Company in connection with the Transaction Documents or the transactions contemplated thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made and time as of which they were made, not misleading. The SEC Reports, did not, as of the time of their filing, as then amended or supplemented, as of the date of filing, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(n) Absence of Certain Changes. Since September 30, 2023, (i) the Company and its subsidiaries have conducted their respective business in all material respects in the ordinary course of business; and (ii) no events, changes or developments have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(o) Insurance. The Company and the subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company determines to be prudent and customary for companies of similar size as the Company in the businesses in which the Company and the Subsidiaries are engaged. To the knowledge of the Company, such insurance contracts and policies are accurate and complete. Except as may relate to its Director & Officer’s policy, neither the Company nor any subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(p) No “Bad Actor” Disqualification. The Company has exercised reasonable care, in accordance with Commission rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”). To the Company’s knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or affiliate of the Company; any director, executive officer, other officer participating in this investment, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of the

Securities; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Securities (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

(q) SEC Compliance. The Company has complied in all material respects with requirements to file all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The Company is eligible to register the Securities for resale by the Investor using Form S-3 promulgated under the Securities Act. The Company will file its Annual Report on Form 10-K for the year ended December 31, 2023 on or before the prescribed due date therefor.

(r) No Existing Defaults. Neither the Company nor any Company subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any subsidiary under), nor has the Company or any subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other similar agreement or instrument to which it is a party or by which it or any of its assets or properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters.

(s) Listing and Maintenance Requirements. Subject to the submission and approval of an additional listing application with the NYSE American Stock Exchange, the issuance and sale of the Securities as contemplated in this Agreement does not contravene the rules and regulations of the NYSE American Stock Exchange. The Company’s common stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of its common stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. Except as disclosed in the SEC Reports, the Company has not, in the 12 months preceding the date hereof, received notice from the NYSE American Stock Exchange to the effect that the Company is not in compliance with the listing or maintenance requirements of the NYSE American Stock Exchange. To the extent the Company has received a notice that it is not in compliance with the rules of the NYSE American Stock Exchange, the Company has obtained authorization from stockholders to implement a reverse stock split in order to cure such deficiencies.

(t) Debt Obligations. Based on the financial condition of the Company as of the date hereof, and after giving effect to the receipt by the Company of the proceeds from the sale of the Purchased Shares hereunder (i) the Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt), and (ii) the current cash flow of the Company together with its existing assets, and also with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from each Closing Date. The Company is not in default with respect to any of its indebtedness.

(u) Finder’s Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Investors will have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this subsection (u) that may be due in connection with the transactions contemplated by this Agreement.

3. Representations and Warranties of Investors. Each Investor, for that Investor alone, represents and warrants to the Company, as of the date hereof and as of the Closing Date, that:

(a) Binding Obligation. Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement and the other Transaction Documents constitute valid and binding obligations of the Investor, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) Securities Law Compliance. Investor has been advised that the Securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act and the residency of the Investor (or, in the case of an entity, such entity’s principal place of business) is correctly set forth beneath the Investor’s name on Schedule I. Investor is acquiring the Securities solely for its own account and beneficial interest and not as nominee for any other party, and for investment and not for sale or with a view to distribution of the Securities or any part thereof, and has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same. Investor has received all the information Investor has requested from the Company and considers necessary or appropriate for deciding whether to acquire the Securities. Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information given the Investor. Investor has such knowledge and experience in financial and business matters that Investor is capable of evaluating the merits and risk of this investment.

(c) Tax Advisors. Such Investor has reviewed and consulted with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, such Investor is relying solely on any such advisors and not on any statements or representations of the Company or any of its agents, written or oral, in making a decision invest in this investment and to participate in the transactions contemplated by this Agreement. Such Investor understands that it (and not the Company) will be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by this Agreement.

(d) No “Bad Actor” Disqualification Events. Neither (i) the Investor, (ii) if the Investor is an entity, any of its directors, executive officers, other officers, general partners or managing members, nor (iii) any beneficial owner of 20% or more of the Investor’s outstanding voting equity securities, is subject to any Disqualification Event.

4. Investor Conditions to Closing. The Investors’ obligations at the Closing are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Investors:

(a) Representations and Warranties. The representations and warranties made by the Company in Section 2 will be true and correct in all material respects when made on the Closing Date.

(b) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company will have obtained all governmental approvals required in connection with the lawful sale and issuance of the Securities.

(c) Legal Requirements. At Closing, the sale and issuance by the Company, and the purchase by the Investor, of the Securities will be legally permitted by all applicable laws and regulations to which the Investors or the Company are subject.

(d) Transaction Documents. The Company will have duly executed and delivered to each Investor the following documents: (i) this Agreement; (ii) the Warrant issuable to such Investor; (iii) the Registration Rights Agreement (“Registration Rights Agreement”) substantially in the form attached hereto as Exhibit B; and (iv) a letter of direction to the Company’s transfer agent to issue the Purchased Shares in electronic format (collectively, the “Transaction Documents”).

(e) Resolutions and SLAP. The Company will have: (i) duly executed and delivered to each Investor the resolutions of the board of directors of the Company approving the transactions contemplated in this Agreement; and (ii) electronically submitted the NYSE supplemental listing application.

5. Company Conditions to Closing. The Company’s obligations at the Closing are subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

(a) Representations and Warranties. The representations and warranties made by the Investors in Section 3 will be true and correct in all material respects when made on the Closing Date.

(b) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company will have obtained governmental approvals required in connection with the lawful sale and issuance of the Securities.

(c) Legal Requirements. At Closing, the sale and issuance by the Company, and the purchase by the Investors, of the Securities will be legally permitted by all applicable laws and regulations to which the Investors or the Company are subject.

(d) Purchase Price. The Investors will have delivered to the Company the Purchase Price in respect of the Securities.

(e) Transaction Documents. The Investors will have duly executed and delivered to the Company the Transaction Documents to which Investors are a signatory party.

6. Registration and Listing. The Company will use its reasonable best efforts to (i) cause to be filed with the Commission no later than ten business days following receipt of the Purchase Price, a registration statement for the resale of the Purchased Shares and Common Stock underlying the Warrants on a Form S-3 registration statement (or other available registration form), as provided in the Registration Rights Agreement, and (ii) by no later than ten business days following receipt of the Purchase Price cause the Purchased Shares and Common Stock underlying the Warrants to be listed or quoted for trading on such exchange on which Common Stock is then listed or quoted.

7. Special Meeting. As soon as practicable after the date of this Agreement, but in no event later than June 30, 2024, the Company shall hold a meeting of its stockholders to:

(a) approve an amendment of the Company’s Certificate of Incorporation to (i) change the name of the Company as recommended by the Investors, and (ii) amend the terms of the Series A Preferred Stock Designation to provide that the “Test Date” shall mean the date that is three (3) years following the original issuance date; and

(b) authorize the future issuance of shares of Common Stock that may exceed 20% of the outstanding shares of Common Stock for the purpose of the Company acquiring controlling or non-controlling interests in one or more entities whether or not controlled by, or affiliated with Investor, with the Common Stock consideration for each acquisition not to exceed an amount equal to 100% of the market cap (valued at the time of acquisition), with the actual number of shares of Common Stock to be paid as consideration for each interest to be determined by the Company’s Board and based on a third-party valuation of the interests to be acquired.

In connection with such special meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such matters. The Company shall provide Investors with drafts of the proposed proxy statement 10 days prior to the anticipated filing or mailing date and shall consider and accept reasonable changes to the proxy statement requested by the Investors.

8. Nominees.

(a) Within four business days of the Closing Date, the Board shall appoint the two directors listed on Schedule I hereto (each, an (“Investor Director”). At each meeting of the Company’s stockholders at which the election of directors is to be considered, the Company shall nominate the Investor Director(s) designated by the Investor for election to the Board by the holders of the Company’s voting stock and solicit proxies from the Company’s stockholders in favor of the election of Investor Directors. The Company shall use all reasonable best efforts to cause each Investor Director to be elected to the Board (including voting all unrestricted proxies in favor of the election of such Investor Director and including recommending approval of such Investor Director’s appointment to the Board) and shall not take any action designed to diminish the prospects of such Investor Director(s) of being elected to the Board. Each Investor Director shall be entitled to the equity and non-equity consideration, and indemnification protections, as provided by the Company to each of its non-employee directors in accordance with the Company’s in-place policies and practices. In the event of a vacancy on the Board resulting from the death, disqualification, resignation, retirement or termination of term of office of an Investor Director or the creation of a new directorship to which the Investor has the right to nominate a director as provided in this Agreement, then the Company shall use all reasonable best efforts to cause the Board to fill such vacancy or new directorship with a representative designated by the Investors as provided hereunder, in either case, to serve until the next annual or special meeting of the stockholders. The Company shall use its reasonable best efforts such that one of the Investor Directors shall be a member of the audit committee of the Board, so long as consistent with the independence and other applicable requirements of the NYSE American Stock Exchange or under applicable law. The nomination rights provided in this section shall terminate at such time as the direct and indirect ownership of Common Stock by Investor and its affiliates is less than 20% of the outstanding Common Stock.

(b) The Company shall not, and shall take action to ensure that each subsidiary of the Company shall not, without the approval of the Board of Directors, which approval must include the approval of one or more of the Investor Directors (acknowledging that Investor Directors have a duty to act in the best interest of all stockholders), take any of the following actions or engage in any of the following transactions: (i) sell, assign, license, pledge, or encumber material assets, technology or intellectual property, other than in connection with ordinary course product sales or licenses; (ii) incur, create, assume, issue, or permit any indebtedness, other than in the ordinary course of business; (iii) voluntary delist the Company’s securities from the NYSE American Stock Exchange; (iv) commence any voluntary liquidation, bankruptcy, dissolution, recapitalization, reorganization or assignment to their creditors, or any similar transaction; or (x) agree to any of the foregoing. 9. Use of Proceeds. The Company shall use the net proceeds from the sale of the Purchased Securities solely for the payment of the obligations and other working capital purposes as agreed upon by the parties (the “Defined Use of Proceeds”) and shall not use such proceeds for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices). The Company shall not utilize any portion of the proceeds from the sale of the Purchased Shares except for the Defined Use of Proceeds, unless authorized and approved by the Board, which approval must include the approval of one of the Investor Directors (acknowledging that Investor Directors have a duty to act in the best interest of all stockholders). The Investor Directors shall be provided reports and updates from Company management no less frequently than weekly with respect to the payment and satisfaction of the obligations identified in the Defined Use of Proceeds and the Company’s cash position.10. Disclosure Committee. No later than ten days from the Closing Date the Board of Directors will formally designate and constitute a “Disclosure Committee” of the Board of Directors, and designate one or more of the Investor Directors to serve on such committee. The Disclosure Committee will, among other things, oversee the Company’s investor communications strategy, including press releases, material made available through the Company’s website, and investor materials filed with the SEC. Directors who serve on the Disclosure Committee will be entitled to fees and compensation on terms and conditions commensurate with the directors who serve on other committees of the Company’s Board of Directors.

11. Overall Public Relations Strategy and Investor Relations. Promptly after Closing the parties will, in good faith, review and analyze the Company’s investor relations and public relations practices and strategy. The Company shall consider and implement strategies and practices reasonably requested by the Investor, unless such strategies or recommendations would cause the Company to violate any applicable law, regulation, or rules or policies of the NYSE American Stock Exchange.

12. Miscellaneous.

(a) Amendment and Waiver. No provision of this Agreement may be amended, other than by a written instrument signed by the Company and the Investors, and no provision of this Agreement may be waived, other than in a written instrument signed by the party against whom enforcement of such waiver is sought. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(b) Governing Law. This Agreement and all actions arising out of or in connection with this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

(c) Jurisdiction and Venue. Each of the parties hereby submits and consents irrevocably to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for the interpretation and enforcement of the provisions of this Agreement. Each of the parties also agrees that the jurisdiction over such persons and in the manner provided for herein or in such other manner as may be lawful, and that service in such manner will constitute valid and sufficient service of process.

(d) Waiver of Jury Trial. THE PARTIES HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS.

(e) Survival; Indemnification. The representations, warranties, covenants and agreements made herein will survive the execution and delivery of this Agreement for a period of 18 months and will in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Investor or the Company. From the Closing Date through the date that is 18 months after the Closing Date, each party will defend, indemnify, and hold harmless the other party and their respective affiliates, directors, officers, employees, and agents from and against any and all liabilities, obligations, claims, contingencies, taxes, fines, deficiencies, demands, assessments, losses (including diminution in value), damages (including incidental and consequential damages), costs and expenses, including, without limitation, all corrective and remedial actions, all court costs and reasonable attorneys’ fees, and all reasonable amounts paid in investigation, defense, or settlement of the foregoing) that constitute, or arise out of or in connection with such party’s: (i) breach of any representation or warranty provided in the Transaction Agreements, in each case without giving effect to any qualification as to materiality, material adverse effect or words of similar import for purposes of determining whether there has been a breach or inaccuracy or the amount of any loss; or (ii) any default in the performance or observance of any covenant or agreement under the Transaction Agreements.

(f) Successors and Assigns. The rights and obligations of the Company and the Investor will be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investors, other than in connection with a sale or merger of the Company. No Investor may assign its rights or obligations under this Agreement.

(h) Entire Agreement. This Agreement together with the other Transaction Documents constitute and contain the entire agreement among the Company and the Investor and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(i) Notices. All notices and other communications required or permitted hereunder will be in writing and will be mailed by registered or certified mail, postage prepaid, sent by electronic mail (with confirmation of receipt) or otherwise delivered by hand, messenger or courier service addressed:

(i) if to an Investor, to the Investor’s address or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof; or

(ii) if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 7442 S. Tucson Way, Suite 130, Centennial, CO 80112, or at such other current address as the Company will have furnished to the Investors, with a copy (which will not constitute notice) to Amy Bowler, Holland & Hart LLP, 555 17th Street, Suite 3200, Denver, CO 80202, email: ABowler@hollandhart.com.

Each such notice or other communication will for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five calendar days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

Subject to the limitations set forth in Delaware General Corporation Law §232(e), the Investor consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) electronic mail to the electronic mail address set forth on Schedule I (or to any other electronic mail address for the Investor in the Company’s records), (ii) posting on an electronic network together with separate notice to the Investor of such specific posting or (iii) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the Investor. This consent may be revoked by an Investor by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

(j) Expenses. The Company shall as part of the Defined Use of Proceeds pay or otherwise reimburse the Investor for its legal fees and expenses, together with other costs and expenses related to its due diligence of the Company with respect to the purchase of the Purchased Shares, but, otherwise, each party will pay its own costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and the other Transaction Documents.

(k) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(m) Disclosure. Unless otherwise required by applicable law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions and matters contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of all such announcements.

(signature page follows)

The parties are signing this Securities Purchase Agreement as of the date stated above.

COMPANY:

NUBURU, INC.

By:

Name: Brian Knaley

Title: Chief Executive Officer

The parties are signing this Securities Purchase Agreement as of the date stated above.

INVESTORS:

S.F.E. Equity Investments SARL

By:

Name: __________________

Title: ___________________

April 3, 2024